EXHIBIT 11.1

                                     THE NEIMAN MARCUS GROUP, INC.

Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:
                                                            Thirteen Weeks Ended
(Shares in 000's)                                        October 29,    October 30,
                                                                1994           1993

Primary

1. Weighted average number of
   common shares outstanding                                  37,954         37,925


2. Assumed exercise of certain
   stock options based on average
   market value                                                   38             91


3. Weighted average number of
   shares used in primary per
   share computations                                         37,992         38,016





Fully diluted (A)

1. Weighted average number of
   common shares outstanding                                  37,954         37,925


2. Assumed exercise of all dilutive
   options based on higher of average
   or closing market value                                        38             91

3. Weighted average number of
   shares used in fully diluted
   per share computations                                     37,992         38,016



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(A)  This calculation is submitted in accordance  with the Securities Exchange
Act of l934 Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB Opinion No. l5 because it results in dilution of less than 3%.